Exhibit 10.1
RESTRICTED CASH AWARD AGREEMENT

This Restricted Cash Award Agreement (this “Agreement”) is made effective as of February ____, 2015 (the “Grant Date”), by and between Sigma-Aldrich Corporation (the “Company”) and ________ (“Employee”).
WHEREAS, the Board of Directors of the Company has adopted and the shareholders of the Company have approved the Sigma-Aldrich Corporation 2014 Long-Term Incentive Plan (the “Plan”);
WHEREAS, Employee is currently employed by and provides services to the Company, and the Company recognizes the valuable services that Employee has rendered; and
WHEREAS, the Company desires to provide incentives to Employee, and to align the interests of Employee with those of the Company and its shareholders.
NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Employee hereby agree as follows:

1.
Award Subject to Plan. This Agreement is made under, and is subject to, all terms and conditions of the Plan, which are incorporated herein by reference and a copy of which has been provided to Employee. To the extent not specifically defined in this Agreement, capitalized terms used in this Agreement will have the same meanings ascribed to them in the Plan.

2.	Terms of Award.

2.1 Amount of Restricted Cash Award. Pursuant to action of the Committee, the Company awards to Employee a Restricted Cash Award in the amount of _______ Dollars ($_______) (the “Restricted Cash Award”), subject to the risks of forfeiture and all other terms and conditions herein and in the Plan.

2.2 Payment of Restricted Cash Award. The Company shall pay Employee the Restricted Cash Award, if any, in cash in one lump sum, on February 29, 2016 (the “Vesting Date”), or as soon as administratively feasible thereafter but no later than 60 days following the Vesting Date, provided that Employee remains continuously employed with the Company through the Vesting Date, except as otherwise provided below on account of an involuntary termination of employment by the Company without Cause. This Agreement shall automatically terminate upon the payment of any Restricted Cash Award due hereunder on or after the Vesting Date. The Restricted Cash award will be delivered by normal payroll practices.

2.3 Termination. Other than as set forth in Section 2.4 below, if Employee voluntarily terminates employment with the Company, is terminated for Cause by the Company or otherwise terminates employment with the Company for any reason before the Vesting Date, Employee shall not be eligible for the Restricted Cash Award.

2.4 Effect of Termination without Cause, on Death or Disability, Qualifying Termination or Change in Control. In the event of Employee’s involuntary termination of employment by the Company without Cause, termination for Death or Disability or a “Qualifying Termination” as defined in any Change in Control Agreement between the Company and Employee before the Vesting Date, the Restricted Cash Award shall vest and be paid to Employee on the date of such termination of employment. Notwithstanding anything in the Plan to the contrary, including Section 6(f) thereof, the Restricted Cash Award shall not vest or otherwise become payable on account of a Change in Control. Notwithstanding anything to the contrary in any Change in Control Agreement between the Company and Employee, the Restricted Cash Award shall not be considered an incentive payment or stock right under such Change in Control Agreement, shall not be considered in determining the amount of any termination payment under such Change in Control Agreement and shall not otherwise vest or become payable on account of a change in control under such Change in Control Agreement or otherwise.

2.5 Nontransferability. No interest of Employee in, or right to receive a payment under, this Agreement will be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor may such an interest or right to receive a payment be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, the person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

3.No Right to Continued Employment; Benefits.

Nothing in this Agreement will interfere with or limit in any way the right of the Company to terminate Employee’s employment at any time, or confer upon Employee any right to continue in employment with the Company. The Restricted Cash Award is not a permanent or recurring element of Employee’s compensation, nor shall it affect any other element of Employee’s compensation for which Employee may otherwise be eligible. The Restricted Cash Award shall not be considered part of Employee’s earnings for purposes of calculating current or future benefits under any compensation or benefit programs maintained or sponsored by the Company, including retirement plans, 401(k) plans and the like.

4.	Amendment, Modification and Termination.

The Committee may at any time and from time to time, alter, amend, modify or terminate this Agreement in whole or in part.

5.	Withholding.

The Restricted Cash Award is subject to all applicable withholdings and deductions required by law. Employee is responsible for any taxes required to be withheld under Federal, state or local law in connection with the Restricted Cash Award. The Company shall withhold from any amount payable hereunder an amount sufficient to satisfy withholdings taxes, including federal, state and local taxes, required to be withheld with respect to any amounts payable under this Agreement.

6.	Successors.

All obligations of the Company under this Agreement will be binding on any successor to the Company.

7.	Legal Construction.

7.1 Entire Agreement. This Agreement embodies the entire agreement and any verbal or written understandings between Employee and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by the parties.

7.2 Number. Except where otherwise indicated by the context, any plural term used in this Agreement includes the singular and a singular term includes the plural.

7.3 Severability. If any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included.

7.4 Governing Law. To the extent that federal laws do not otherwise control, this Agreement shall be governed by the laws of Missouri, without giving effect to principles of conflicts of laws, and construed accordingly, except for those matters subject to the General Corporation Law of Delaware, which shall be governed by such law, without giving effect to principles of conflicts of laws, and construed accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Grant Date.

COMPANY
By:
Name:
Title:
Date:

EMPLOYEE
By:
Name:
Date: